LCA-Vision Reports Fourth Quarter and Full-Year 2007 Financial Results

CINCINNATI, Feb. 11 /PRNewswire-FirstCall/ — LCA-Vision Inc. (Nasdaq: LCAV), a leading provider of laser vision correction services under the LasikPlus brand, today announced fourth quarter and full-year financial and operational results for the period ended December 31, 2007.

Fourth Quarter Financial & Operational Highlights (all comparisons are versus the fourth quarter of 2006)

●	Revenue increased 24% to $69.7 million from $56.0 million; adjusted revenue increased 7% to $62.9 million from $58.8 million.

●	Procedure volume decreased 5% to 39,888 from 42,049.

●	Same-store revenue increased 13%; adjusted same-store revenue decreased 4%.

●	Operating income was $5.9 million compared with $6.9 million; adjusted operating loss was $0.3 million compared with adjusted operating income of $9.3 million.

●	Net income and earnings per diluted share were $4.1 million and $0.22, compared with $5.6 million and $0.27.

●	Repurchased 588,408 shares or approximately $10 million of LCA-Vision common stock.

●	Opened two new LasikPlus vision centers in Coral Springs, Florida and Chandler, Arizona.

Full-Year Financial & Operational Highlights (all comparisons are versus the full-year of 2006)

●	Revenue increased 22% to $292.6 million from $238.9 million; adjusted revenue increased 11% to $284.6 million from $256.9 million.

●	Procedure volume increased 4% to 192,204 procedures from 185,268 procedures.

●	Operating income increased 12% to $45.6 million from $40.8 million; adjusted operating income was $38.4 million compared with $57.0 million.

●	Net income and earnings per diluted share were $32.5 million and $1.64, compared with $28.4 million and $1.34.

●	Repurchased 1,627,638 shares or approximately $44.5 million of LCA-Vision common stock under the board authorized program.

●	Opened 13 new LasikPlus vision centers.

LCA-Vision is providing adjusted revenue and operating income to investors as a means of measuring performance that adjusts for the non-cash impact of the accounting for separately priced extended warranties. A reconciliation of revenue and operating income as reported in accordance with Generally Accepted Accounting Principles (GAAP) is provided on the last page of this news release. Management believes the adjusted information is more reflective of operating performance. Effective June 15, 2007, the company eliminated the use of separately priced extended warranties. No warranty-related revenue deferrals have occurred or will occur for procedures performed after that date.

LCA-Vision's Chief Executive Officer, Steve Straus, commented, "Despite the challenging economic environment and its impact on our industry, LCA-Vision grew procedure volume by 4% and adjusted revenue by 11% in 2007. We continue to invest in our core business by entering new markets and equipping our surgeons with the best available technology."

Mr. Straus continued, "Last October, we announced the national rollout of the IntraLase femtosecond technology in our LasikPlus vision centers across the country. As of December 31, 2007, IntraLase was installed and operational in 45 LasikPlus vision centers, and at the end of January, IntraLase was installed and operational in 53 LasikPlus vision centers. We expect to complete the installation of IntraLase in our LasikPlus vision centers early in the second quarter of this year. The IntraLase technology has been well received by consumers. On an adjusted basis, our average price per procedure increased 7% for the full-year of 2007 to $1,481 from $1,387 for the full-year of 2006, primarily as a result of the adoption of IntraLase, and the elimination of separately-priced warranties. In January, 2008, IntraLase utilization increased to 37% of total procedures, from 31% in December, 2007, and 11% in October, 2007."

Cash Position

Net cash provided by operating activities increased 6% in 2007 to $55.0 million from $51.7 million in 2006. Cash and short-term investments were $62.4 million at December 31, 2007.

Share Repurchase

In August 2007, LCA-Vision announced that its board of directors authorized a share repurchase plan under which the company was authorized to purchase $50 million of its common stock. During the fourth quarter, the company repurchased 588,408 shares of its common stock at an average price of $16.99 for a total cost of approximately $10 million. Approximately $40 million remains for repurchase under this plan.

LasikPlus Vision Centers

LCA-Vision opened 13 new LasikPlus vision centers in 2007, and recently announced the opening of its 73rd LasikPlus vision center in Savannah, Georgia. LasikPlus vision centers are now located in 57 markets and 32 states.

Outlook

"We expect the U.S. economy, including its impact on consumer spending habits and our industry, to continue to be challenging throughout 2008, and we estimate that industry procedure volumes could decline by more than 10%," added Mr. Straus. "However, we remain committed to selectively invest in our national expansion by opening vision centers in new markets, and relocating and renovating existing vision centers. We have plans to open five to ten vision centers during the year, and relocate four to seven existing locations. We are leveraging consumer insights from extensive market research conducted over the past several months to optimize our marketing efforts, as well as to refine our strategies of convenience and affordability. We recently updated our LasikPlus website with dynamic functionality and other enhancements, and have shifted hours of operations at many of our vision centers to be more consumer-friendly. We continue to focus on delivering an exceptional experience and outcome at an affordable price to every patient who visits our LasikPlus vision centers."

"We have implemented a number of business improvements that we expect will positively impact our business later this year, as well as in the years to come. Specifically, we are implementing a sales effectiveness training program in our call center and in our vision centers to improve our key operating metrics, and we are investing in management effectiveness training throughout all levels of operations management. At the same time, we are prudently managing expenses. We recently reduced our workforce throughout the U.S. by approximately 16% so that our staffing levels are appropriate for the expected procedure volume. In addition, we are diligently managing our general and administrative costs. LCA-Vision is an established company — built on a solid foundation. We are confident that we will be able to manage through this economic uncertainty, and that our business initiatives will allow us to continue to capture market share, and position the company for long-term value."

Conference Call and Webcast

As previously announced, a conference call and webcast will be held today, Monday, February 11, 2008 at 10:00 a.m. (ET). To access the conference call, dial 866-322-1352 (within the United States and Canada), or 706-758-1564 (international callers). The webcast and presentation will be available at the investor relations section of LCA-Vision's website. A replay of the call and webcast will begin approximately two hours after the live call has ended. To access the replay, dial 800-642-1687 (within the United States and Canada), or 706-645-9291 (international callers) and enter the conference ID number: 297 23 746.

Forward-Looking Statements

This news release contains forward-looking statements based on current expectations, forecasts and assumptions of LCA-Vision that are subject to risks and uncertainties. Forward-looking statements in this release are based on information available to us as of the date hereof. Actual results could differ materially from those stated or implied in such forward-looking statements due to risks and uncertainties associated with our business, including, without limitation, those concerning economic, political and sociological conditions; the acceptance rate of new technology, and our ability to successfully implement new technology on a national basis; market acceptance of our services; the successful execution of marketing strategies to cost effectively drive patients to our vision centers, which recent results would indicate are no longer as effective as they have been in prior periods; competition in the laser vision correction industry; an inability to attract new patients; the possibility of long-term side effects and adverse publicity regarding laser vision correction; legal or regulatory action against us or others in the laser vision correction industry; our ability to successfully open new vision centers, including our ability to get new vision centers to reach profitability targets within a specified time period; the relatively high fixed cost structure of our business; the continued availability of non-recourse third-party financing for our patients on terms similar to what the company has paid historically; and the future value of revenues financed by us and our ability to collect on such financings which will depend on a number of factors, including the consumer credit environment and our ability to manage credit risk related to consumer debt, bankruptcies and other credit trends. For a further discussion of the factors that may cause actual results to differ materially from current expectations, please review our filings with the Securities and Exchange Commission, including but not limited to our Forms 10-K/A and 10-Q. Except to the extent required under the federal securities laws and the rules and regulations promulgated by the Securities and Exchange Commission, we assume no obligation to update the information included in this news release, whether as a result of new information, future events or circumstances, or otherwise.

About LCA-Vision Inc./LasikPlus

LCA-Vision Inc., a leading provider of laser vision correction services under the LasikPlus brand, operates 73 LasikPlus fixed-site laser vision correction centers in 32 states and 57 markets in the United States and a joint venture in Canada. Additional company information is available at www.lca-vision.com and www.lasikplus.com.

Earning Trust Every Moment. Transforming Lives Every Day.

For Additional Information
Patricia Forsythe
V.P. Investor Relations
513-792-5629
pforsythe@lca.com

LCA-Vision Inc.
Consolidated Statements of Income
(dollars in thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	Unaudited		Unaudited
	2007	2006	2007	2006

Revenue — Laser refractive surgery	$69,702	$56,037	$292,635	$238,925

Operating costs and expenses
Medical professional and license fees	11,574	9,564	49,312	42,954
Direct costs of services	25,024	19,598	97,423	77,612
General and administrative expenses	7,432	5,458	22,657	21,156
Marketing and advertising	16,369	12,307	66,469	47,971
Depreciation	3,451	2,259	11,209	8,453

Operating income	5,852	6,851	45,565	40,779

Equity in earnings from unconsolidated businesses	217	242	814	746
Net investment income	1,075	1,802	5,953	6,182
Other	(598)	(7)	(607)	(27)

Income before taxes on income	6,546	8,888	51,725	47,680

Income tax expense	2,400	3,315	19,221	19,310

Net income	$4,146	$5,573	$32,504	$28,370

Income per common share
Basic	$0.22	$0.27	$1.66	$1.37
Diluted	$0.22	$0.27	$1.64	$1.34

Dividends declared per share	$0.18	$0.18	$0.72	$0.54

Weighted average shares outstanding
Basic	18,790	20,335	19,572	20,694
Diluted	18,862	20,629	19,858	21,235

LCA-Vision Inc.
Consolidated Balance Sheets
(dollars in thousands, except per share amounts)

	At December 31,
	Unaudited
	2007	2006
Assets
Current assets
Cash and cash equivalents	$17,614	$24,431
Short-term investments	44,784	70,801
Patient receivable, net of allowance for doubtful accounts of $3,628 and $2,310	12,071	11,269
Other accounts receivable	5,941	7,021
Prepaid professional fees	1,872	2,223
Prepaid income taxes	6,391	2,356
Deferred tax assets	4,750	11,155
Prepaid expenses and other	5,076	6,414

Total current assets	98,499	135,670

Property and equipment	106,788	77,323
Accumulated depreciation and amortization	(52,872)	(46,399)
Property and equipment, net	53,916	30,924

Accounts receivable, net of allowance for doubtful accounts of $1,489 and $532	5,197	2,174
Deferred compensation plan assets	5,540	4,090
Investment in unconsolidated businesses	590	904
Deferred tax assets	12,261	12,141
Other assets	3,644	4,256

Total assets	$179,647	$190,159

Liabilities and stockholders' investment
Current liabilities
Accounts payable	$10,396	$5,264
Accrued liabilities and other	13,861	9,800
Deferred revenue	18,719	22,234
Capital lease obligations maturing in one year	3,941	3,360

Total current liabilities	46,917	40,658

Capital lease obligations	2,012	2,431
Deferred compensation liability	5,516	4,136
Insurance reserve	8,493	6,163
Deferred revenue	23,110	27,608
Minority equity interest	-	47

Stockholders' investment
Common stock ($.001 par value; 25,114,244 and 24,814,542 shares and 18,482,658 and 19,821,348 shares issued and outstanding, respectively)	25	25
Contributed capital	172,965	162,245
Common stock in treasury, at cost (6,631,586 shares and 4,993,194 shares)	(114,427)	(69,487)
Retained earnings	34,597	16,320
Accumulated other comprehensive income	439	13
Total stockholders' investment	93,599	109,116

Total liabilities and stockholders' investment	$179,647	$190,159

LCA-Vision Inc.
Consolidated Statements of Cash Flows
(dollars in thousands)

	Years Ended December 31,
	Unaudited
	2007	2006
Cash flow from operating activities:
Net income	$32,504	$28,370
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	11,209	8,453
Provision for loss on doubtful accounts	7,675	1,855
Deferred income taxes	6,222	(6,436)
Stock-based compensation	5,024	5,665
Insurance reserve	2,330	2,323
Equity in earnings from unconsolidated affiliates	(814)	(746)
Distributions from unconsolidated affiliates	1,128	-
Changes in working capital:
Patient accounts receivable	(11,500)	(3,903)
Other accounts receivable	1,080	(1,087)
Prepaid expenses and other	1,338	(2,383)
Prepaid income taxes	(4,035)	520
Accounts payable	5,132	1,464
Deferred revenue, net of professional fees	(7,212)	16,202
Accrued liabilities and other	4,898	1,364
Net cash provided by operations	54,979	51,661

Cash flows from investing activities:
Purchases of property and equipment	(28,864)	(9,656)
Purchases of investment securities	(330,826)	(308,943)
Proceeds from sale of investment securities	356,874	238,013
Other, net	278	119
Net cash used in investing activities	(2,538)	(80,467)

Cash flows from financing activities:
Principal payments of capital lease obligations	(5,782)	(2,795)
Shares repurchased for treasury stock	(44,940)	(51,816)
Tax benefits related to stock-based compensation	2,121	5,409
Exercise of stock options	3,499	5,528
Dividends paid to stockholders	(13,984)	(11,131)
Other	(172)	(19)
Net cash used in financing activities	(59,258)	(54,824)

Decrease in cash and cash equivalents	(6,817)	(83,630)

Cash and cash equivalents at beginning of year	24,431	108,061

Cash and cash equivalents at end of year	$17,614	$24,431

LCA-Vision Inc.
Effect of the Change in Our Accounting for Deferred Revenues on Financial
Results
Unaudited
(dollars in thousands)

To supplement its condensed consolidated financial statements presented in accordance with accounting principles generally accepted in the United States, LCA-Vision discusses revenues and operating income, as adjusted. Management utilizes this information as a means of measuring performance for the non-cash impact of the accounting for separately priced extended warranties, as adjusted, and believes that including this additional disclosure is meaningful to investors for the same reason.

Accordingly, this news release contains non-GAAP financial measures within the meaning of Regulation G promulgated by the Securities and Exchange Commission. A reconciliation of the differences between the non-GAAP measures with the most directly comparable financial measures calculated in accordance with GAAP follows:

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2007	2006	2007	2006
Revenue
Reported (GAAP)	$69,702	$56,037	$292,635	$238,925
Adjustments
Warranty revenue deferred into future	-	8,907	20,054	38,539
Amortization of prior deferred revenue	(6,836)	(6,167)	(28,067)	(20,537)
Adjusted revenue (Non-GAAP)	$62,866	$58,777	$284,622	$256,927

Operating Income

Reported (GAAP)	$5,852	$6,851	$45,565	$40,779
Adjustments
Impact of warranty revenue deferral	(6,836)	2,740	(8,013)	18,002
Professional fees deferred into future	-	(891)	(2,005)	(3,854)
Amortization of prior professional fees	684	617	2,807	2,054
Adjusted operating income (Non-GAAP)	$(300)	$9,317	$38,354	$56,981

Effective June 15, 2007, LCA-Vision eliminated the use of separately priced extended warranties. Therefore, no warranty-related revenue deferrals have occurred or will occur for procedures performed after that date.